UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 17, 2017
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02    Termination of a Material Definitive Agreement.
As previously disclosed, on November 3, 2016, Peabody Australia Mining Pty Ltd (the “Seller”), an Australian subsidiary of Peabody Energy Corporation (the “Company” or “Peabody Energy”), entered into a definitive share sale and purchase agreement (the “SPA”) for the sale of all of the equity interests in Metropolitan Collieries Pty Ltd, the entity that owns Metropolitan coal mine in New South Wales, Australia and the associated 16.67 percent interest in the Port Kembla Coal Terminal, to South32 Aluminium (Holdings) Pty Ltd (the “Buyer”), a subsidiary of South32 Limited (“South32”). The SPA provided for a cash purchase price of US$200 million, subject to a customary working capital adjustment. The transaction also involved contingent consideration that provided for the Company to share equally with South32 in any revenue above an agreed metallurgical coal price forward curve, after taxes, royalties and appropriate discounts, on all coal sold for the twelve months following completion of the transaction, subject to extension if a minimum amount of coal is not sold during that period.
The closing of the transaction was conditional on receipt of approval from the Australian Competition and Consumer Commission (the “ACCC”). On February 22, 2017, the ACCC issued a Statement of Issues relating to the transaction, noting that the ACCC was continuing to review the transaction. On February 24, 2017, pursuant to its right under the SPA, the Buyer extended the CP End Date (as defined in the SPA) from March 3, 2017 to April 17, 2017. On April 17, 2017 (United States time), the Buyer terminated the SPA after it was unable to obtain ACCC approval by the CP End Date. As previously disclosed, and per the terms of the SPA, the Buyer paid a deposit which the Seller will retain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

April 21, 2017	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch Title: Chief Legal Officer